Exhibit 99.1
Contact:
Priscilla Harlan
Vice President, Corporate Communications & Investor Relations
Molecular Insight Pharmaceuticals, Inc.
(617) 492-5554
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Announces
First Quarter 2007 Financial Results
-Conference Call To Be Held Today At 10:00 AM EDT-
Recent Highlights Include:
•	Completed IPO that Grossed $70 Million
•	In-licensed Exclusive, Worldwide Rights to Radiotherapeutics Onalta™ and Solazed™
•	Initiated Phase 1 of Planned Phase 1/2 Therapeutic Trial of Radiotherapeutic Azedra™
•	Completed Planned Enrollment of Phase 2 Normals Trial of Zemiva™
Cambridge, MA, May 15, 2007 — Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) announced today financial results for the quarter ended March 31, 2007 and provided financial and operational guidance for fiscal year 2007. The company indicated that its independent registered public accounting firm, Deloitte & Touche LLP, is completing its final concurring partner review.
“Molecular Insight has continued to significantly strengthen its leadership position in molecular medicine through the effective execution of our clinical and operational strategies and programs. Notably, we have expanded and advanced our robust pipeline of high potential radiotherapeutics and molecular imaging pharmaceuticals for life-threatening diseases through clinical progress, the in-licensing of new compounds and internal discovery,” said David S. Barlow, Chairman and CEO of Molecular Insight.
Mr. Barlow continued, “Our recent successful IPO provides us with the financial resources to continue the meaningful clinical progress of our lead product opportunities and prepare others for clinical development. We are on track to initiate the 600 to 700 patient Zemiva clinical trial in the first half of this year and also plan to complete the Phase 2 Zemiva Normals database trial as scheduled by mid-year. Additionally, our clinical development plan over the next 12 to 18 months includes the recently announced initiation of a Phase 1 portion of a planned Phase 1/2 therapeutic trial of Azedra in pheochromocytoma patients; the initiation of a clinical trial for Azedra in neuroblastoma and a dosimetry trial for Solazed; and the advancement of our molecular imaging candidate for prostate cancer, TrofexTM into clinical development.”
Recent Corporate Highlights
•	Completed an initial public offering (IPO) of 5.0 million shares of common stock that raised a gross amount of $70 million.
•	Initiated Phase 1 of the planned two-stage, Phase 1/2 therapeutic trial to study Azedra™ (Ultratrace™ iobenguane I 131 or Ultratrace MIBG), the company’s lead targeted radiotherapeutic, for the treatment of malignant pheochromocytoma, a type of neuroendocrine cancer. The trial follows a successfully completed dosimetry trial and is designed to determine the optimally safe and effective dose in Phase 1 and confirm safety and efficacy of Azedra in Phase 2. The U.S. FDA designated Azedra an Orphan Drug with Fast Track development status for the treatment of neuroendocrine tumors. Azedra combines the known compound, MIBG, with the company’s proprietary Ultratrace radiolabeling technology.

•	Completed planned enrollment of a Phase 2 clinical trial of Zemiva (iodofiltic acid I 123) to compile a reference database of normal cardiac images. Zemiva is being developed as a molecular imaging pharmaceutical for the diagnosis of cardiac ischemia in chest pain patients in the emergency room setting. Zemiva is based on the known BMIPP molecule, which has been used in more than 500,000 patients. In addition, Molecular Insight entered a commercial manufacturing and supply agreement with MDS Nordion for Zemiva.
•	In-licensed from Novartis the exclusive, worldwide rights to Onalta (90Y edotreotide), previously known as OctreoTherTM or Y-90 SMT-487, a Phase 2 clinical-stage targeted radiotherapeutic that the company intends to develop for the treatment of metastatic pancreatic neuroendocrine and carcinoid tumors. Onalta, a synthetic analog of the peptide somatostatin, is a targeted radiotherapeutic that has been studied in several Phase 1 and 2 U.S. clinical trials involving more than 300 patients. It is designated as an Orphan Drug by the U.S. FDA for the treatment of pancreatic neuroendocrine tumors.
•	In-licensed from Bayer Schering Pharma the exclusive, worldwide rights to Solazed (MIP-1104), a targeted radiotherapeutic small molecule in late-stage preclinical development for the treatment of malignant melanoma, the most aggressive type of skin cancer.
Financial Highlights of the First Quarter 2007
First quarter 2007 net loss attributable to common shareholders was ($14.8) million, or ($0.84) per share, compared to a net loss attributable to common shareholders of ($7.8) million, or ($1.79) per share, in the first quarter of 2006. Total revenues for the first quarter of 2007 were $248,000, compared to total revenues of $82,000 in the first quarter of 2006. Revenues consisted primarily of grants from the National Institutes of Health. Cash and cash equivalents and investments at March 31, 2007 totaled $63.2 million, compared to $8.9 million at March 31, 2006.
Research and development (R&D) expenses totaled $9.7 million in the first quarter of 2007, compared to $4.1 million in the first quarter of 2006. The increase in R&D expenses is primarily due to costs associated with the in-licensing of Onalta and Solazed, increased costs associated with the Phase 2 trials for Azedra and Zemiva, increased preclinical development costs and compensation-related expenses associated with an expanded R&D team.
General and administrative (G&A) expenses were $3.1 million for the first quarter of 2007, compared to $2.9 million in the first quarter of 2006. The major increases in G&A expenses were the reserve for prepaid expenses and other current assets of $490,000, increased compensation related expense (excluding stock-based compensation) of $265,000, and increased professional services of $176,000. These increases were offset by the reduction of $330,000 in costs incurred in the first quarter of 2006 for the postponed initial public offering. Also offsetting the increase was a $564,000 decrease in stock-based compensation expense primarily due to a decrease in the estimated fair value of the company’s stock price in the second half of 2006.
Other (expense) income net decreased $968,000 for the first quarter of 2007 from the first quarter of 2006. This decrease was primarily due to an increase of $250,000 in interest income as a result of the increased investment funds available as a result of the proceeds received following the initial public offering in February 2007. The increase in interest expense of $1.3 million for the first quarter of 2007 compared to the first quarter of 2006 was primarily due to the $1.2 million of noncash interest expense resulting from the remaining unamortized discount realized on the convertible notes, which were converted to common stock upon the completion of the initial public offering.
Redeemable convertible preferred stock dividends and accretion of issuance costs increased $413,000 for the first quarter of 2007 from the first quarter of 2006. This increase was primarily attributable to accelerated amortization of issuance costs of $1.3 million that was partially offset by reduced dividends of $593,000 for the first quarter of 2007 compared to the first quarter of 2006. The acceleration and the reduced dividends are a result of the preferred stock being converted to common stock following the initial public offering.

Molecular Insight Operational Guidance
Molecular Insight expects to meet the following clinical milestones over the next 12 to 18 months:
•	Initiate a 600 to 700 patient clinical trial of Zemiva in the first half of 2007
•	Complete the Zemiva Normals database in the first half of 2007
•	Initiate a neuroblastoma trial of Azedra in the first half of 2008
•	Complete the first stage of the Azedra therapeutic trial in pheochromocytoma in the first half of 2008
•	Initiate a Phase 1 dosimetry trial of Solazed in the first half of 2008
•	Initiate Phase 1 dosimetry trial of Trofex, a prostate-specific membrane molecular imaging pharmaceutical for the diagnosis of prostate cancer, in the first half of 2008
Conference Call Access Information
The company will host a conference call to discuss financial results at 10:00 AM EDT on May 15, 2007. Dr. R. Edward Coleman of Duke University School of Medicine will also participate in the call. The call can be accessed by dialing (800) 901-5218 or (617) 786-4511 (for international participants) at least five minutes prior to the start of the call. The participant passcode is 79217362. For one week following the call, an audio replay can be accessed by dialing (888) 286-8010 or (617) 801-6888 (for international callers) and using the passcode 30930200.
A live audio webcast of the call will also be available on the “Investor Relations” section of the company’s website, www.molecularinsight.com. The company will present a short PowerPoint presentation during the call. An archived audio webcast and the PowerPoint slides will be available on the company’s website after the event and will be archived for 30 days.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The company is focused on discovering, developing and commercializing innovative and targeted radiotherapeutics and molecular imaging pharmaceuticals with initial applications in the areas of oncology and cardiology. Its lead targeted radiotherapeutic product candidates, Azedra and Onalta, are being developed for detection and treatment of cancer. The company’s lead molecular imaging pharmaceutical product candidate, Zemiva, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. In addition, the company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Azedra™, Onalta™, Zemiva™ and any other statements relating to product candidates, product development programs the FDA or clinical trial process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Results Report for the First Quarter of Fiscal 2007

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2007
Total revenue	$82	$248

Costs and expenses:
Research and development	4,068	9,685
General and administrative	2,904	3,075

Total operating expenses	6,972	12,760

Loss from operations	(6,890)	(12,512)

Other income (expenses)
Interest income	166	526
Interest expense	(118)	(1,435)
Other	—	(11)

Total other income (expense) — net	48	(920)

Net loss	(6,842)	(13,432)
Preferred stock dividends and accretion	(955)	(1,368)

Net loss attributable to common shareholders	$(7,797)	$(14,800)

Net loss attributable to common shareholders per share — basic and diluted	$(1.79)	$(0.84)

Weighted average shares outstanding — basic and diluted	4,353,217	17,594,301

CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of December 31,	As of March 31,
	2006	2007
		(Unaudited)
Cash and cash equivalents and investments	$8,916	$63,231
Prepaid expenses and other current assets	1,691	1,730
Property and equipment — net	887	1,405
Other assets	1,440	797

Total assets	$12,934	$67,163

Current liabilities	$10,009	$12,594
Non current liabilities	23	11
Notes payable — less current portion	1,832	1,391
Convertible notes payable including interest	14,844	—

Total liabilities	26,708	13,996
Redeemable convertible preferred stock	48,090	—
Total stockholders’ equity (deficit)	(61,864)	53,167

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$12,934	$67,163

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